CROSSHAIR EXPLORATION & MINING CORP.

UNAUDITED FINANCIAL STATEMENTS

For The Three Months Ended JULY 31, 2005 and 2004

NOTICE OF NO AUDITOR REVIEW OF INTERIM FINANCIAL STATEMENTS

Under National Instrument 51-102, Part 4, subsection 4.3 (3) (a), if an auditor has not performed a review of the interim financial statements, they must be accompanied by a notice indicating that the financial statements have not been reviewed by an auditor.

The accompanying unaudited interim financial statements of the Company have been prepared by and are the responsibility of the Company’s management.

The Company’s independent auditor has not performed a review of these financial statements in accordance with standards established by the Canadian Institute of Chartered Accountants for a review of interim financial statements by an entity’s auditor.

Targeting Gold and Uranium	Trading Symbol: CXX	Website: www.crosshairexploration.com
Head Office: Suite 2300, 1066 West Hastings Street	Telephone: 604-601-8273	Investor email: greg@crosshairexploration.com
Vancouver, British Columbia, Canada V6E 3X2	Facsimile: 604-601-8250	General email: yvonne@crosshairexploration.com

CROSSHAIR EXPLORATION & MINING CORP.
BALANCE SHEETS

	July 31,	April 30,
	2005	2005
	(Unaudited)	(Audited)

ASSETS

Current
Cash and cash equivalents	$3,763,070	$4,746,707
Receivables	119,688	61,566
Due from related parties (Note 7)	10,587	7,377
Prepaid expenses	3,184	1,200
Subscription receivable	2,300	8,550

	3,898,829	4,825,400

Equipment (Note 3)	1,608	1,738
Mineral properties (Note 4)	2,826,988	2,483,805

	$6,727,425	$7,310,943

LIABILITIES AND SHAREHOLDERS' EQUITY

Current
Accounts payable and accrued liabilities	$120,890	$289,217
Due to related parties (Note 7)	21,048	23,555

	141,938	312,772
Shareholders' equity
Capital stock (Note 5)
Authorized
Unlimited number of common shares without par value
Issued
37,635,540 (2005 – 37,610,540) common shares	16,408,909	16,399,309
Contributed surplus (Note 5)	671,868	606,495
Deficit	(10,495,290)	(10,007,633)

	6,585,487	6,998,171

	$6,727,425	$7,310,943

Nature and continuance of operations (Note 1)
On behalf of the Board:
“Mark J. Morabito”	Director	“Jay Sujir”	Director

The accompanying notes are an integral part of these financial statements.

CROSSHAIR EXPLORATION & MINING CORP.
STATEMENTS OF OPERATIONS AND DEFICIT
FOR THE THREE MONTHS ENDED JULY 31 (Unaudited)

	2005	2004

EXPENSES
Amortization	$130	$186
Audit and accounting (Note 7)	22,539	9,614
Consulting	62,641	56,130
Directors fees (Note 7)	16,000	-
Interest and financing (Note 5(f))	-	30
Investor relations	26,375	8,741
Legal (Note 7)	53,924	60,706
Management fees (Note 7)	56,250	25,000
Miscellaneous property investigations	90,332	-
Office and miscellaneous	37,077	31,253
Rent	10,892	-
Stock-based compensation (Note 5)	68,723	46,186
Transfer agent and filing fees	4,062	18,322
Travel	42,183	16,541

	(491,128)	(272,709)

OTHER ITEMS
Management income (Note 7)	3,000	3,000
Interest income	471	-

	3,471	3,000

Loss for the period	(487,657)	(269,709)

Deficit, beginning of period	(10,007,633)	(9,362,247)

Deficit, end of period	$ (10,495,290)	$(9,631,956)

Basic loss per common share	$(0.01)	$(0.01)

Weighted average number of common shares outstanding	37,620,866	7,075,522

The accompanying notes are an integral part of these financial statements.

CROSSHAIR EXPLORATION & MINING CORP.
STATEMENTS OF CASH FLOWS
FOR THE TREE MONTHS ENDED JULY 31 (Unaudited)

	2005	2004

CASH FLOWS FROM OPERATING ACTIVITIES
Loss for the period	$(487,657)	$(269,709)
Items not affecting cash:
Amortization	130	186
Interest and financing	-	-
Stock-based compensation	68,723	46,186
Finder’s fee	-	23,113

Changes in non-cash working capital items:
Receivables	(58,122)	(58,220)
Prepaid expenses	(1,984)	10,316
Subscription receivable	6,250	-
Accounts payable and accrued liabilities	(168,327)	136,067

Net cash used in operating activities	(640,987)	(112,061)

CASH FLOWS FROM INVESTING ACTIVITIES
Mineral properties	(343,183)	(347,660)

Net cash used in investing activities	(343,183)	(347,660)

CASH FLOWS FROM FINANCING ACTIVITIES
Due to Rubicon Minerals Corporation	-	102,727
Due from related parties	(3,210)	3,957
Due to related parties	(2,507)	(6,543)
Issuance of shares for cash (Note 6(a))	6,250	1,020,000
Share issue costs	-	(146,346)

Net cash provided by financing activities	533	973,795

Net increase in cash during the period	(983,637)	514,074

Cash and cash equivalents, beginning of period	4,746,707	514,016

Cash and cash equivalents, end of period	$3,763,070	$1,028,090

Cash and cash equivalents
Cash	$232,070	$369,090
Guaranteed Investment Certificates	3,531,000	659,000

	$3,763,070	$1,028,090

Supplemental disclosures with respect to cash flows (Note 6)

The accompanying notes are an integral part of these financial statements.

CROSSHAIR EXPLORATION & MINING CORP.
STATEMENT OF SHAREHOLDERS’ EQUITY

	Number of			Contributed
	Shares	Price	Amount	Surplus	Deficit	Total

Balance at April 30, 2004	16,899,203		10,318,467	400,600	(9,362,247)	1,356,820

Issued for:
Private placement (Note 5 (a))	4,080,000	0.25	1,020,000	-	-	1,020,000
Private placement (Note 5 (b))	1,525,000	0.25	381,250	-	-	381,250
Private placement (Note 5 (c))	2,750,000	0.40	1,100,000	-	-	1,100,000
Private placement (Note 5 (d))	1,000,000	0.30	300,000	-	-	300,000
Private placement (Note 5 (e))	5,622,220	0.45	2,529,999	-	-	2,529,999
Property acquisition (Note 5 (f))	940,000	0.20-0.60	245,000	-	-	245,000
Finder’s fee (Note 5 (c & e))	383,367	0.40-0.45	162,890	-	-	162,890
Exercise of agent’s options and stock	397,600	0.15-0.25	174,035	-	-	174,035
options (Note 5 (g))
Exercise of broker’s warrants	1,133,150	0.25-0.35	415,730	-	-	415,730
(Note 5 (h))
Exercise of warrants (Note 5 (j))	2,974,000	0.30-0.35	1,039,900	-	-	1,039,900
Debt settlement (Note 5 (k))	60,000	0.17	10,200	-	-	10,200
Shares returned to treasury (Note 5 (i))	(154,000)	0.25	(38,500)	-	-	(38,500)
Less: share issue costs	-	-	(504,942)	-	-	(504,942)

Fair value of warrants issued as finder’s	-	-	-	23,113	-	23,113
fee (Note 5 (a))
Stock-based compensation for the year	-	-	-	316,521	-	316,521
Less: fair market value of stock options,
agent’s options and broker’s warrants
exercised (Note 5 (q & h))	-	-	-	(133,739)	-	(133,739)
Tax benefit renounced to flow-though
share subscribers	-	-	(754,720)	-	-	(754,720)
Loss for the year	-	-	-	-	(645,386)	(645,386)

Balance at April 30, 2005	37,610,540		$16,399,309	$606,495	$(10,007,633)	$ 6,998,171

Issued for:

Exercise of stock options (Note 5 (l))	25,000	0.25	9,600	-	-	9,600
Stock-based compensation for the period	-	-	-	68,723	-	68,723
Less: fair market value of stock options	-	-	-	(3,350)	-	(3,350)
exercised (Note 5 (l))
Loss for the period	-	-	-	-	(487,657)	(487,657)

Balance at July 31, 2005	37,635,540	-	16,408,909	671,868	(487,657)	6,585,487

CROSSHAIR EXPLORATION & MINING CORP. NOTES TO THE FINANCIAL STATEMENTS July 31, 2005 (Unaudited)
1.	NATURE AND CONTINUANCE OF OPERATIONS

Crosshair Exploration & Mining Corp. (the "Company") was incorporated under the laws of British Columbia on September 2, 1966. Its principal business activities are the exploration and development of resource properties. All of the Company’s resource properties are located in Canada and China.

The Company is in the process of exploring and developing its resource properties and has not yet determined whether the properties contain ore reserves that are economically recoverable. The recoverability of the amounts shown for resource properties and related deferred exploration costs are dependent upon the existence of economically recoverable reserves, the ability of the Company to obtain necessary financing to complete the development of those reserves and upon future profitable production.

These financial statements have been prepared on a going concern basis which assumes that the Company will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future. The continuing operations of the Company are dependent upon its ability to continue to raise adequate financing and to commence profitable operations in the future.

All amounts are in Canadian dollars unless otherwise stated.

2. SIGNIFICANT ACCOUNTING POLICIES

These interim financial statements have been prepared in accordance with Canadian generally accepted accounting principles and follow the same accounting policies and methods of their application as the annual financial statements. These interim financial statements do not include in all respects the annual disclosure requirements of generally accepted accounting principles and should be read in conjunction with the most recent annual statements.

Use of estimates

The preparation of financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the period. Actual results could differ from these estimates.

Cash and cash equivalents

The Company considers cash and cash equivalents to include cash on deposit and highly liquid short-term interest bearing variable rate Guaranteed Investment Certificates. Interest earned is recognized immediately in operations.

Receivables

Receivables are reported at face value less any provisions for uncollectible accounts considered necessary.

Equipment

Equipment consists of office equipment and computer hardware. The office equipment and computer hardware is recorded at cost and amortized at an annual rate of 30% using the declining balance method.

CROSSHAIR EXPLORATION & MINING CORP. NOTES TO THE FINANCIAL STATEMENTS July 31, 2005 (Unaudited)
2.	SIGNIFICANT ACCOUNTING POLICIES (cont’d…)

Mineral properties

Costs related to the acquisition, exploration and development of mineral properties are capitalized by property until the commencement of commercial production. If commercially profitable ore reserves are developed, capitalized costs of the related property are reclassified as mining assets and amortized using the unit of production method. If, after management review, it is determined that capitalized acquisition, exploration and development costs are not recoverable over the estimated economic life of the property, or the property is abandoned, or management deems there to be an impairment in value, the property is written down to its net realizable value in the period of the abandonment.

The amounts shown for mineral properties do not necessarily represent present or future values. Their recoverability is dependent upon the discovery of economically recoverable reserves, the ability of the Company to obtain the necessary financing to complete the development, and future profitable production or proceeds from the disposition thereof.

Asset retirement obligations

The Company recognizes the fair value of a liability for an asset retirement obligation in the year in which it is incurred when a reasonable estimate of fair value can be made. The carrying amount of the related long-lived asset is increased by the same amount as the liability.

Flow-through shares

Canadian tax legislation permits a company to issue flow-though shares whereby the deduction for tax purposes relating to qualified resource expenditures is claimed by the investors rather than the Company. Recording these expenditures for accounting purposes gives rise to taxable temporary differences.

Effective March 19, 2004, the Emerging Issues Committee of the Canadian Institute of Chartered Accountants requires that, when flow-through expenditures are renounced, a portion of the future income tax assets that were not recognized in previous years, due to the recording of a valuation allowance, be recognized as recovery of income taxes in the statement of operations.

Loss per share

Basic loss per share is computed by dividing the loss for the period by the weighted average number of common shares outstanding during the period.

For diluted per share computations, assumptions are made regarding potential common shares outstanding during the period. The weighted average number of common shares is increased to include the number of additional common shares that would be outstanding if, at the beginning of the period, or at time of issuance, if later, all options and warrants are exercised. Proceeds from exercise are used to purchase the Company’s common shares at their average market price during the period, thereby reducing the weighted average number of common shares outstanding. If these computations prove to be anti-dilutive, diluted loss per share is the same as basic loss per share.

Stock-based compensation

The Company recognizes compensation expense for all stock options granted using the fair value based method of accounting. Any cash paid on the exercise of stock options is added to the stated value of common shares.

CROSSHAIR EXPLORATION & MINING CORP. NOTES TO THE FINANCIAL STATEMENTS July 31, 2005 (Unaudited)
2.	SIGNIFICANT ACCOUNTING POLICIES (cont’d…)

Income taxes

The Company uses the asset and liability method of accounting for income taxes. Under the asset and liability method, future tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Future tax assets are recognized to the extent that realization of those assets is more likely than not. Future tax assets and liabilities are measured using enacted or substantively enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on future tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the date of enactment or substantive enactment.

3.	EQUIPMENT

	July 31,	April 30,
	2005	2005

Computer	$6,522	$6,522
Equipment	-	3,405

	6,522	9,927
Less accumulated depreciation	(4,914)	(8,189)

	$1,608	$1,738

CROSSHAIR EXPLORATION & MINING CORP.
NOTES TO THE FINANCIAL STATEMENTS
	July 31, 2005
	(Unaudited)

4.	MINERAL PROPERTIES

		Glenwood	Wings(1)	Southern
		Break	Point -Titan	Golden	Beigou	Moran Lake	Written off
		Property	Property	Promise	Gold Property	Property	properties	Total

	Balance at April 30, 2004	$436,811	$170,540	$240,584	$-	$-	$42,524	$917,459

	Drilling and trenching	51,712	126,550	13,076	-	-	-	193,346
	Geology	171,706	7,270	143,655	64,473	193,243	6,349	617,452
	Geophysics	44	2,346	23,500	-	83,137	-	120,181
	Administration	19,671	20,111	19,025	23,305	20,201	720	105,950
	Technical analysis	80,219	31,232	71,449	304	41,919	937	242,103
	Acquisition costs	25,000	34,360	25,000	83,362	260,000	28,580	476,302

	Total exploration expenditures for the year	348,352	221,869	295,705	171,444	598,500	36,586	1,755,334
	Write-off of mineral properties	-	-	-	-	-	(79,110)	(188,988)

	Balance at April 30, 2005	785,163	392,409	536,289	171,444	598,500	-	2,483,805

	Drilling and trenching	27,481	-	-	-	-	-	27,481
	Geology	53,971	7,914	37,915	15,000	27,521	-	142,321
	Geophysics	3,562	-	44,719	-	15,552	-	63,833
	Administration	2,498	1,921	4,651	9,544	2,069	-	20,683
	Technical analysis	20,323	5,990	57,627	-	4,925	-	88,865
	Acquisition costs	-	-	-	-	-	-	-

	Total exploration expenditures for the	107,835	15,825	144,912	24,544	50,067	-	343,183
	period

	Balance at July 31, 2005	$892,998	$408,234	$681,201	$195,988	$648,567	$-	$2,826,988

	Cumulative totals as at July 31, 2005:

		Glenwood	Wings(1)	Southern	Beigou
		Break	Point –Titan	Golden	Gold	Moran Lake	Written off
		Property	Property	Promise	Property	Property	properties	Total

	Drilling and trenching	$79,193	$126,550	$13,076	$-	$-	$2,008	$220,827
	Geology	331,621	141,189	262,861	79,473	220,764	42,329	1,078,237
	Geophysics	272,920	5,118	192,014	-	98,689	11,154	579,895
	Administration	53,004	35,300	30,160	32,849	22,270	4,663	178,246
	Technical analysis	106,260	40,717	133,090	304	46,844	21,732	348,947
	Acquisition costs	50,000	59,360	50,000	83,362	260,000	107,102	609,824

	Write-off of mineral properties	-	-	-	-	-	(188,988)	(188,988)

	Balance at July 31, 2005	$892,998	$408,234	$681,201	$195,988	$648,567	$-	$2,826,988

	(1) See Subsequent Event Note 10.

CROSSHAIR EXPLORATION & MINING CORP. NOTES TO THE FINANCIAL STATEMENTS July 31, 2005 (Unaudited) 4. MINERAL PROPERTIES (cont’d…)

Glenwood Break, Wings Point-Titan, Southern Golden Promise Properties

During February 2003, the Company entered into three separate option-JV agreements with Rubicon Minerals Corporation (“Rubicon”) to acquire a 60% interest in mineral claims located in the Botwood Basin area of Central Newfoundland covering three separate land packages known as Southern Golden Promise, Wings Point – Titan, and Glenwood Break. The Company will earn its 60% interest in the properties by issuing up to 400,000 shares for each property and incurring $5,250,000 in exploration, both spread over a four year period with each period ending September 30, with a minimum $750,000, during the first year, $1,200,000 during the second year, and the remainder over the third and fourth years; with 60% of the expenditures to target on diamond drilling. As at July 31, 2005, the Company incurred $1,982,433 in exploration expenditures, issued 600,000 common shares at a value of $150,000 and paid $9,360 in cash to the vendor (see Subsequent Event Note 10).

North Paul’s Pond Gold Property

During June 2003, the Company entered into an agreement with a private individual for an option to acquire a 100% interest in the North Paul’s Pond Gold Property in North-Central Newfoundland. Subsequently, the Company terminated its option on the North Paul’s Pond Gold property and related costs of $109,878 were written-off.

DJ Gold Property

During January 2004, the Company entered into an agreement to acquire up to 100% of the DJ Gold Property in the Shaanxi Province of China from Dinjialing Gold Corporation Limited. During the year, the Company elected to terminate this option and consequently mineral property costs of $79,148 were written-off.

Beigou Gold Property

On September 16, 2004 the Company announced that it had entered into a letter of intent with the Liaoning Non-ferrous Geological Bureau (the “Bureau”) in China for a formal joint venture of the Beigou Gold Project. On December 2, 2004, the Company announced the completion of a formal joint venture agreement with the Bureau following completion of a NI 43-101 report on the Beigou Gold project. The original agreement was amended and restated on April 18, 2005. The Company can earn up to a 80% interest in the Property by making exploration expenditures in the aggregate amount of US$3,500,000 and making cash payments to the Bureau in the amount of US$500,000, all over a five year period. As at July 31, 2005, the Company incurred $195,988 in exploration expenditures and paid $18,758 of finder’s fees and $64,604 of legal fees related to the acquisition of the Beigou Gold Project.

Moran Lake Property

On October 14, 2004, the Company entered into an agreement with a private individual for an option to acquire a 90% interest (subject to a 2% NSR and a 10% carried interest to the vendor) in the Moran Lake Property in Central Labrador. On March 1, 2005 the Company acquired another 381 claims north of the Moran Lake Property, known as Moran Heights. The amended and restated Moran Lake option agreement calls for exploration expenditures of $3,000,000 ($100,000 in the first year), the issuance of 1,600,000 (600,000 in the first year) common shares, and cash payments of $575,000 ($100,000 in the first year) to the vendor over a five-year term. The agreement also requires completion of a bankable feasibility study for the commencement of commercial production on the property within 24 months of completion of the aforementioned obligations. As at July 31, 2005, the Company incurred $648,567 in exploration expenditures, paid $100,000 in cash, and issued 600,000 common shares at a value of $160,000 for acquisition costs.

CROSSHAIR EXPLORATION & MINING CORP. NOTES TO THE FINANCIAL STATEMENTS July 31, 2005 (Unaudited)
5.	CAPITAL STOCK AND CONTRIBUTED SURPLUS

Share issuances

	(a)	On May 31, 2004, the Company completed a private placement of 4,080,000 flow-through shares at a price of $0.25 per share for proceeds of $1,020,000. The agent received an 8% commission of the gross proceeds along with 326,400 broker’s warrants exercisable into common shares of the Company at $0.25 per share for a period of 12 months ($23,113 representing the fair value of these warrants was added to contributed surplus). Agent’s warrants were fully exercised (Note 5 (p)). Share issue costs of $138,896 were incurred in relation to this private placement.

	(b)	On November 26, 2004, the Company completed a private placement of 1,525,000 units at a price of $0.25 per unit for aggregate gross proceeds of $381,250. Each unit is comprised of one common share and one non- transferable share purchase warrant. The warrant entitles the holder to acquire one common share of the Company at a price of $0.30 per share until November 27, 2005.The warrants contain a forced exercise provision. In the event that the closing price of the Company’s listed shares exceeds $0.60 per common share for 10 consecutive trading days after the four month hold period, the exercise period of the warrants will be shortened to a period of 30 days from the date that the Company provides written notice to the holders of the warrants of such an early expiry. As of April 30, 2005, 20,000 warrants associated with this private placement were exercised. Share issue costs of $1,410 were incurred in relation to this private placement.

	(c)	On December 14, 2004, the Company completed a non-brokered private placement of 2,750,000 units at a price of $0.40 per unit for aggregate gross proceed of $1,100,000. Each unit is comprised of one flow-through common share of the Company and one half of one non-transferable share purchase warrant. Each whole warrant entitles the holder to purchase one common share of the Company at a price of $0.50 per share until December 14, 2005. The Company paid a finder’s fee equal to 7% of the aggregate gross proceeds raised from the private placement totalling 192,500 units. Each finder’s fee unit includes one common share and one share purchase warrant. Share issue costs of $81,385 were incurred in relation to this private placement.

	(d)	On January 11, 2005, the Company completed a private placement of 1,000,000 units at a price of $0.30 per unit for aggregate gross proceeds of $300,000. Each unit is comprised of one common share and one non- transferable share purchase warrant. The warrant entitles the holder to acquire one common share of the Company at a price of $0.40 per share until January 11, 2006. The warrants contain a forced exercise provision.

In the event that the closing price of the Company’s listed shares exceeds $0.60 per common share for 10 consecutive trading days after the four month hold period, the exercise period of the warrants will be shortened to a period of 30 days from the date that the Company provides written notice to the holders of the warrants of such an early expiry. Share issue costs of $2,240 were incurred in relation to this private placement.

	(e)	On March 15, 2005, the Company completed a private placement of 5,622,220 units at a price of $0.45 per unit for aggregate gross proceed of $2,529,999. Each unit is comprised of one common share and one half of one transferable share purchase warrant. Each whole warrant entitles the holder to acquire one common share of the Company at a price of $0.75 per share until March 15, 2007. The Company paid a commission equal to 7% of the aggregate gross proceeds raised from the private placement totalling $177,100, of which $91,210 was taken in cash and the remainder of $85,890 in 190,867 units with the same terms. Share issue costs of $273,561 were incurred in relation to this private placement.

	(f)	During the year ended April 30, 2005, 40,000 common shares valued at $0.25 per share were issued for acquisition costs associated with the North Paul’s Pond property; 300,000 common shares valued at $0.25 per share were issued for acquisition costs associated with the Company’s Glenwood Break property; and 500,000 common shares valued at $0.20 per share and 100,000 common shares valued at $0.60 per share were issued for acquisition costs associated with the Moran Lake property.

	(g)	During the year ended April 30, 2005, 148,850 agent’s options and 198,750 stock options granted to directors and consultants of the Company at a price of $0.25 per share, and 50,000 stock options granted to a consultant of the Company at a price of $0.15 per share were exercised into common shares of the Company for gross proceeds of $174,035 (including $79,635 representing the fair market value of the options exercised).

CROSSHAIR EXPLORATION & MINING CORP. NOTES TO THE FINANCIAL STATEMENTS July 31, 2005 (Unaudited)
5.	CAPITAL STOCK AND CONTRIBUTED SURPLUS (cont’d…)

Share issuances (cont’d…)

	(h)	During the year ended April 30, 2005, 760,000 broker’s warrants were exercised at $0.35 per share, 46,750 broker’s warrants were exercised at $0.30 per share, and 326,400 broker’s warrants were exercised at $0.25 per share for total gross proceeds of $415,730 (including $54,105 representing the fair market value of the broker’s warrants exercised).

	(i)	On July 31, 2004, 154,000 common shares issued at a price of $0.25 per share to a consultant in fiscal 2004 were cancelled and returned to the treasury as a result of the termination of the agreement with the consultant.

	(j)	During the year ended April 30, 2005, 2,954,000 warrants were exercised at $0.35 per share and 20,000 warrants were exercised at $0.30 per share for total gross proceeds of $1,039,900.

	(k)	On February 10, 2005, the Company settled debt of $10,200 by the issuance of 60,000 common shares at a price of $0.17 per share to an officer of the Company.

	(l)	During the three months ended July 31, 2005, 25,000 stock options granted to consultants of the Company at a price of $0.25 per share were exercised into common shares of the Company for gross proceeds of $9,600 (including $3,350 representing the fair market value of the options exercised).

Share purchase warrants At July 31, 2005, the following warrants were outstanding:
Number	Exercise
of Warrants	Price	Expiry Date

1,505,000	$0.30	November 27, 2005(4)
1,567,500	$0.50	December 14, 2005 (1)
1,000,000	$0.40	January 11, 2006(4)
2,906,543	$0.75	March 15, 2007(2)
281,111	$0.75	March 15, 2007(3)

7,260,154

(1)	192,500 of these warrants were issued to the finder on completion of the private placement on December 14, 2004 (Note 5(c)).

(2)	95,433 of these warrants were issued to the broker on completion of the private placement on March 15, 2005 (Note 5(e)).

(3)	These warrants were granted with the compensation options to the broker on completion of the private placement on March 15, 2005 (Note 5(e)).

(4)	These warrants contain a forced exercised provision (Note 5 (b & d)).

Stock options

The Company adopted a formal written stock option plan on July 26, 2004. Under this plan, the Company may grant options to directors, employees, consultants and certain other service providers at exercise prices to be determined by the Board but not less than the closing market price on the date preceding the grant less a 25% discount. Option shares are subject to the minimum vesting requirement, with 25% of the total number of the options granted to be released every 6 months from the date of grant. The options can be granted for a maximum term of 5 years.

CROSSHAIR EXPLORATION & MINING CORP. NOTES TO THE FINANCIAL STATEMENTS July 31, 2005 (Unaudited)
5.	CAPITAL STOCK AND CONTRIBUTED SURPLUS (cont’d…)

Stock options (cont’d…)

The following is a summary of stock options outstanding at July 31, 2005 and April 30, 2005 and changes during the periods then ended.

	July 31, 2005		April 30, 2005

		Weighted		Weighted
	Number	Average	Number of	Average
	of options	Exercise Price	options	Exercise Price

Outstanding, beginning of period	4,774,622	$0.34	2,361,434	$0.24
Exercised	(25,000)	0.25	(397,600)	0.24
Cancelled or expired	(50,000)	0.25	(316,434)	0.20
Granted	100,000	0.45	3,127,222	0.39

Outstanding, end of period	4,799,622	$0.34	4,774,622	$0.34

Currently exercisable	2,310,872	$ 0.31

At July 31, 2005, the following stock options were outstanding to directors, officers and employees:

Number	Exercise Price ($)	Expiry Date

151,150	0.25	September 17, 2005*
677,500	0.25	February 18, 2008
25,000	0.25	June 17, 2008
150,000	0.25	June 19, 2008
100,000	0.25	August 7, 2008
100,000	0.25	December 1, 2008
300,000	0.25	January 21, 2009
150,000	0.25	February 17, 2009
106,250	0.25	March 8, 2009
40,000	0.25	May 25, 2009
50,000	0.25	June 17, 2009
75,000	0.25	June 30, 2009
162,500	0.25	September 28, 2009
200,000	0.25	November 1, 2006
200,000	0.23	November 1, 2006
100,000	0.28	December 1, 2009
100,000	0.28	December 3, 2009
50,000	0.28	January 1, 2010
1,200,000	0.45	February 4, 2010
562,222	0.50	March 15, 2007**
100,000	0.45	April 13, 2010
100,000	0.45	April 20, 2010
100,000	0.45	June 14, 2010

4,774,622

*	300,000 compensation options were issued to the broker in connection with the completion of the private placement on September 17, 2003. 148,850 of these options were exercised. Subsequently, the rest 151,150 of these options were exercised.

**	562,222 compensation options were issued to the broker in connection with the completion of the private placement on March 15, 2005. Each compensation option is exercisable into a unit of the Company at a price of $0.50 per unit for a period of two years. Each unit consists of one common share and one half of one transferable share purchase warrant.

CROSSHAIR EXPLORATION & MINING CORP. NOTES TO THE FINANCIAL STATEMENTS July 31, 2005 (Unaudited)
5.	CAPITAL STOCK AND CONTRIBUTED SURPLUS (cont’d…)

Stock-based compensation

The Company recognizes compensation expense for all stock options granted using the fair value based method of accounting. The fair value of the options released in the three months ended July 31, 2005 totaled $68,723. The weighted average fair value of options granted in the period was $0.45 (2004 - $0.25).

The following weighted average assumptions were used for the Black-Scholes method of valuation of stock options granted during the periods:

		July 31,		April 30,
		2005		2005

	Risk-free interest rate	3.17%		2.00% - 3.70%
	Expected life of options	5 years	2 years - 5 years
	Annualized volatility	92%		77% - 183%
	Dividend rate	0%		0%

	Escrow shares
	At July 31, 2005, 562,500 (April 30, 2005 – 562,500) shares were held in escrow. The release of these shares from
	escrow is subject to the direction and determination of the TSX Venture Exchange.

6.	SUPPLEMENTAL DISCLOSURES WITH RESPECT TO CASH FLOWS

	For the three months ended July 31,		2005	2004

	Cash paid during the year for income taxes		$-	$-

	Cash paid during the year for interest		$-	$30

The following were significant non-cash investing and financing transactions during the period ended July 31, 2005: (a) The Company recognized fair market value of $3,350 in respect of stock options exercised (Note 5(l)). The following were significant non-cash investing and financing transactions during the period ended July 31, 2004:

(a)	The Company issued a total of 40,000 common shares at a value of $10,000 for property acquisition (Note 5(j)).

(b)	The Company cancelled 154,000 common shares at a value of $38,500 as a result of the termination of an agreement with a consultant to perform work in the current fiscal period (note 5 (k)).

CROSSHAIR EXPLORATION & MINING CORP. NOTES TO THE FINANCIAL STATEMENTS July 31, 2005 (Unaudited)
7.	RELATED PARTY TRANSACTIONS

The Company entered into transactions with related parties as follows:

During the three month ended July 31, 2005, the Company accrued management fees of $3,000 (2004 – $3,000) from a public company controlled by a director. At July 31, 2005, $6,420 (April 30, 2005 - $3,210) is owed from this party.

During the three months ended July 31, 2005, the Company incurred management fees of $56,250 (2004 – $25,000) to a director. At July 31, 2005, $4,167 was owed by this director (April 30, 2005 - $4,167 was owed by this director).

During the three months ended July 31, 2005, the Company incurred accounting fees of $22,539 (2004 – $9,050) to a private company controlled by an officer. At July 31, 2005, $6,687 (April 30, 2005 - $17,120) is owed to this party.

During the three months ended July 31, 2005, the Company incurred geological consulting fees of $14,361 (2004 – $Nil) to a company controlled by a director. At July 31, 2005, $14,361 (April 30, 2005 - $Nil) is owed to this party.

During the three months ended July 31, 2005, the Company incurred directors’ fees of $16,000 (2004 - $Nil), to non-executive directors. At July 31, 2005, $Nil (April 30, 2005 - $Nil) is owed to these directors.

These transactions were in the normal course of operations and were measured at the exchange value, which represented the amount of consideration established and agreed to by the related parties.

8.	SEGMENTED INFORMATION

The Company operates in one reportable operating segment, being the exploration and development of mineral properties. Geographical information is as follows:

		July 31,	April 30,
		2005	2005

	Equipment
	Canada	$1,608	$1,738
	China	-	-

		$1,608	$1,738

	Mineral property
	Canada	$2,631,000	$2,312,361
	China	195,988	171,444

		$2,826,988	$2,483,805

9.	FINANCIAL INSTRUMENTS

The Company's financial instruments consist of cash and cash equivalents, receivables, subscription receivable, accounts payable and accrued liabilities, and due from/to related parties. Unless otherwise noted, it is management's opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments. The fair values of these financial instruments approximate their carrying values, unless otherwise noted.

CROSSHAIR EXPLORATION & MINING CORP. NOTES TO THE FINANCIAL STATEMENTS July 31, 2005 (Unaudited) 10. SUBSEQUENT EVENT

Subsequent to the quarter end 300,000 share purchase warrants issued in connection with a private placement closed on November 27, 2004 were exercised at a price $0.30 per share.

On September 7, 2005 the Company returned the Wings Point – Titan property to Rubicon Minerals Corporation and terminated the Wings Point Property Option Agreement. The related mineral property costs of $ 408,234 will be written off in the second quarter of 2006.